As filed with the Securities and Exchange Commission on March 24, 2016

Registration No. 333-142960

UNITED STATES

EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEALTH NET, INC.

(Exact name of registrant as specified in its charter)

6324

(Primary Standard Industrial Classification Code Number)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4288333

(I.R.S. Employer Identification No.)

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith H. Williamson

Secretary

Health Net, Inc.

c/o Centene Corporation

7700 Forsyth Boulevard

St. Louis, Missouri 63105

United States

(314) 725-4477

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Jeremy D. London, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005

(202) 371-7000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Health Net, Inc. (the “Company”) on Form S-3 (Registration No. 333-142960), filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2007 (the “Registration Statement”), which registered the offering of an indeterminate number or amount of Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities (collectively, the “Debt Securities”).

On March 24, 2016, pursuant to the Agreement and Plan of Merger, dated as of July 2, 2015 (the “Merger Agreement”), by and among Centene Corporation, a Delaware corporation (“Centene”), the Company, Chopin Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Centene (“Merger Sub I”), and Chopin Merger Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Centene, Merger Sub I merged with and into the Company with the Company being the surviving corporation and a wholly-owned direct subsidiary of Centene (the “Merger”). As a result of the Merger, the Company’s equity securities have ceased to be publicly traded and the Company has terminated all offerings of its Debt Securities pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Debt Securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all Debt Securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 24th day of March, 2016.

HEALTH NET, INC.

By:	/s/ Keith H. Williamson
Name:	Keith H. Williamson
Title:	Secretary